Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	Lippert/Heilshorn & Associates
	Chief Financial Officer	(212) 838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO Announces Record Results for FY12; Quarterly Dividend Increased by 20%

•	EPS Reaches $2.03 on Revenues of $733 million for FY12
•	4QFY12 Revenues and EPS grow 49% and 105%, respectively
•	Record $18 million cash balance as of quarter-end
•	FY13 EPS Guidance set at $1.80 - $2.15
•	$0.18 per share quarterly dividend declared

HUNT VALLEY, MD., MAY 2, 2012 -- TESSCO Technologies Incorporated (NASDAQ:TESS), a leading provider to the wireless communications industry, today reported record annual revenues of $733 million for the fiscal year ended April 1, 2012 and record earnings per diluted share of $2.03.  For the fourth fiscal quarter ended April 1, 2012, revenues were $195 million and earnings per diluted share reached $0.43.

“Our outstanding fourth quarter capped a truly extraordinary year for TESSCO,” said Chairman and CEO Robert Barnhill. “Throughout fiscal 2012, our team members substantially increased productivity while providing exceptional value to all our customers and suppliers as we expanded our relationships with the many organizations that build, use and maintain wireless systems.  In the process, we set numerous performance records for TESSCO and delivered strong returns for our shareholders.

“Last week we announced that we now expect to transition out of the low-margin third-party logistics (3PL) relationship with our largest customer, a tier one wireless carrier.  We anticipate that this transition will begin in the second quarter of fiscal 2013 and be fully terminated at some point during our third fiscal quarter. During and after the transition, TESSCO looks forward to continuing our strong relationship supporting this customer's other programs and supplying our proprietary developed and manufactured Ventev(R) products.

“Our excellent relationship with this customer has evolved considerably over the years as their business requirements shifted from high value-added partnership needs to primarily a 3PL relationship.  We have worked closely with them to support their business evolution and assure their success.  This upcoming change will enable us to shift the considerable focus that this large relationship required to the rest of our core business, so that our undivided attention, talent and resources will be focused squarely on the exciting opportunities that are developing every day from the convergence of wireless and the internet. These opportunities leverage our company’s exceptional ability to architect and deliver, with innovation, productivity and speed, the product and value chain solutions that our customers need.

“Our earnings per share guidance for fiscal 2013 and the increased cash dividend demonstrate our confidence in our higher-margin core business – that its earnings growth can offset the transition of the large 3PL business relationship.  We are as optimistic as ever about the opportunities that are present and our ability to capitalize on the trends in mobile broadband.  We are excited about our new clarity of mission and the strong foundation for growth that we have built.”

Fourth-Quarter and Full-Year Fiscal 2012 Financial Results

For its fiscal 2012 fourth quarter, revenue grew by 49 percent compared to last year’s period, reaching $195 million.  Gross profit grew by 25 percent, reaching $38 million.  Operating margin improved to 3.0 percent compared to 2.0 percent in last year’s fourth quarter.  Earnings per diluted share grew by 105 percent, reaching $0.43.

In the Commercial segment, revenue increased by 13 percent in the fourth quarter to $83 million and gross profit rose by 17 percent to $23 million.  Within this segment, the private and government systems market produced 23 percent revenue growth and 22 percent gross profit growth; the commercial dealer and reseller market produced 13 percent revenue growth and 20 percent gross profit growth; and the public systems operator market experienced a 3 percent decline in revenue and a 1 percent increase in gross profit.  Segment directly allocatable expenses declined by 5 percent, and market net profit contribution increased by 46 percent.

In the Retail segment, revenue increased by 97 percent in the fourth quarter to $112 million and gross profit increased by 40 percent to $15 million.  Within this segment, revenue from the retailer, dealer agent and Tier 2/3 carrier market decreased 4 percent while gross profit attributable to this market increased 11 percent.  The Tier 1 carrier market experienced 209 percent revenue growth and 81 percent gross profit growth.  This growth was mostly attributable to a temporary expansion of our third-party logistics relationship with the major Tier 1 carrier discussed above.  Retail segment directly allocatable expenses rose by 12 percent, as the growth in certain marketing expenses for Tier 1 carriers, most of which are completely variable to sales, more than offset other operating expense reductions.   As a result, Retail segment net profit contribution increased by 89 percent.

Corporate support expenses grew by $4 million for the quarter.  Nearly half of this growth was attributable to increases in the company-wide pay-for-performance bonus accruals, and our technology and other corporate support expenses also grew.

Net income totaled $3.5 million, or $0.43 per diluted share, in the fourth quarter as compared to $1.6 million, or $0.21 per diluted share, in the prior-year quarter.

EBITDA* totaled $7.0 million, or $0.85 per diluted share, in the fourth quarter as compared to $3.8 million, or $0.48 per diluted share, in the prior-year quarter.

For the fiscal year ended April 1, 2012, TESSCO reported record revenues of $733 million and record net income of $16 million, or $2.03 per diluted share.  These results compare to revenues of $605 million and net income of $10 million, or $1.27 per diluted share, for fiscal 2011.  EBITDA* totaled $32 million, or $3.93 per share, compared to $20 million, or $2.59 per share, in fiscal 2011.  For the full fiscal year, Commercial revenue totaled $328 million and gross profit totaled $88 million compared to $313 million and $81 million, respectively, in fiscal 2011.  Retail revenue totaled $405 million and gross profit totaled $60 million, compared to $292 million and $52 million, respectively.

As of April 1, 2012, the company’s cash balance totaled $18 million and there was no balance outstanding on the revolving line of credit.

Quarterly Cash Dividend

As announced on April 26, 2012, the company’s Board of Directors approved a 20 percent increase in the company’s quarterly cash dividend to $0.18 per common share.  The quarterly dividend will be payable on May 23, 2012 to holders of record on May 9, 2012. Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the Board of Directors.

Business Outlook

As described earlier, TESSCO expects that its low-margin, third-party logistics relationship with a major Tier 1 carrier customer will begin to transition in the second quarter of fiscal 2013 as that customer implements a new supply chain business model in an effort to lower total costs.  TESSCO expects its relationship with the customer to be fully terminated during TESSCO’s third fiscal quarter, ending December 30, 2012.  TESSCO expects that the transition will result in a significant reduction in overall revenues, but that expected growth in other parts of the business will lessen the impact on overall profits.

Based on expected revenue growth in TESSCO’s higher-margin core commercial and retail customer segments, the company expects diluted earnings per share to be in the range of $1.80 to $2.15 for its fiscal year ending March 31, 2013.  This range reflects the possibility of variations in the timing of the transition of TESSCO’s relationship with the Tier 1 carrier customer described above and faster growth from its core commercial and retail business initiatives.

Forecasting future results is inherently difficult for any business and actual results may differ materially from those forecasted. Moreover, and notwithstanding our current expectations related to the transition of the supply chain relationship with our largest customer that are based upon indications received from this customer, it should be noted that this relationship, like those with most of our other customers and suppliers, contains no ongoing purchase or sale obligations and is terminable by either party upon relatively short notice. Absent this supply chain relationship, we will, however, maintain the ability to sell our proprietary products to this customer.

Further, the nature of our business is that we typically ship products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company's current best estimate and the company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Fourth-Quarter Fiscal 2012 Conference Call

Management will host a conference call to discuss its results for the fourth fiscal quarter and full year, ended April 1, 2012, on Thursday, May 3, 2012 at 10:00 a.m. ET.  To participate in the conference call, please call: 800-591-6944 (domestic call-in) or 617-614-4910 (international call-in) and reference code #92525103. A live webcast of the conference call will be available at http://www.tessco.com/go/pressroom. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 12:00 p.m. ET on May 3, 2012 until 11:59 p.m. ET on May 10, 2012 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering confirmation #91461789.  An archived replay of the conference call will also be available on the company's website.

*Non-GAAP Information

EBITDA, a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the company’s diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company's loan agreements. The definition of EBITDA as used in the company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies, (NASDAQ:TESS), is Your Total Source® for making wireless work. The convergence of wireless and the Internet is revolutionizing the way we live and work. New systems and applications are unlocking human potential at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes. TESSCO architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, using and maintaining wireless voice, data and video systems.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook”, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	April 1, 2012	December 25, 2011	March 27, 2011	April 1, 2012	March 27, 2011

Revenues	$194,787,400	$226,250,100	$130,300,200	$733,389,900	$605,219,200
Cost of goods sold	156,798,300	186,773,300	99,942,400	584,733,700	471,938,600
Gross profit	37,989,100	39,476,800	30,357,800	148,656,200	133,280,600
Selling, general and administrative expenses	32,221,100	31,596,300	27,724,000	121,652,400	117,305,100
Income from operations	5,768,000	7,880,500	2,633,800	27,003,800	15,975,500
Interest , net	41,000	73,500	94,100	292,900	420,600
Income before provision for income taxes	5,727,000	7,807,000	2,539,700	26,710,900	15,554,900
Provision for income taxes	2,178,100	3,033,400	897,900	10,274,000	5,536,700
Net income	$3,548,900	$4,773,600	$1,641,800	$16,436,900	$10,018,200

Basic earnings per share	$0.46	$0.61	$0.22	$2.12	$1.33
Diluted earnings per share	$0.43	$0.59	$0.21	$2.03	$1.27

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	April 1, 2012	March 27, 2011
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$18,211,600	$8,178,200
Trade accounts receivable, net	88,748,200	65,708,700
Product inventory	53,360,300	45,709,800
Deferred tax assets	3,135,100	2,545,700
Prepaid expenses and other current assets	2,308,200	1,668,900
Total current assets	165,763,400	123,811,300

Property and equipment, net	22,905,700	21,148,100
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,143,900	2,057,700
Total assets	$202,497,700	$158,701,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$78,344,700	$62,913,000
Payroll, benefits and taxes	17,211,600	7,342,500
Income and sales tax liabilities	3,137,000	2,539,300
Accrued expenses and other current liabilities	1,041,100	1,278,400
Revolving line of credit	--	--
Current portion of long-term debt	249,200	359,100
Total current liabilities	99,983,600	74,432,300

Deferred tax liabilities	2,243,500	949,100
Long-term debt, net of current portion	2,708,000	2,959,100
Other long-term liabilities	3,910,700	1,481,200
Total liabilities	108,845,800	79,821,700

Shareholders’ Equity:
Preferred stock	--	--
Common stock	88,100	84,100
Additional paid-in capital	45,135,800	40,668,100
Treasury stock, at cost	(46,276,400)	(44,388,400)
Retained earnings	94,704,400	82,540,900
Accumulated other comprehensive loss	--	(24,600)
Total shareholders’ equity	93,651,900	78,880,100

Total liabilities and shareholder’s equity	$202,497,700	$158,701,800

TESSCO Technologies Incorporated
Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	April 1, 2012	December 25, 2011	March 27, 2011	April 1, 2012	March 27, 2011
Net income	$3,548,900	$4,773,600	$1,641,800	$16,436,900	$10,018,200
Add:
Provision for income taxes	2,178,100	3,033,400	897,900	10,274,000	5,536,700
Interest, net	41,000	73,500	94,100	292,900	420,600
Depreciation and amortization	1,271,200	1,243,000	1,204,800	4,844,900	4,445,200
EBITDA	$7,039,200	$9,123,500	$3,838,600	$31,848,700	$20,420,700
EBITDA per diluted share	$0.85	$1.12	$0.48	$3.93	$2.59

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three months ended April 1, 2012
	Commercial Segment	Retail Segment	Total
Revenues
Public carrier, contractor & program manager market.	$17,020	$-	$17,020
Private system operator & government market	32,971	-	32,971
Commercial dealer & reseller market	32,570	-	32,570
Retailer, dealer agent & Tier 2/3 carrier market	-	28,967	28,967
Revenues, excluding Tier 1 carrier market	82,561	28,967	111,528
Tier 1 carrier market	-	83,259	83,259
Total revenues	82,561	112,226	194,787

Gross Profit
Public carrier, contractor & program manager market	4,106	-	4,106
Private system operator & government market	9,096	-	9,096
Commercial dealer & reseller market	9,497	-	9,497
Retailer, dealer agent & Tier 2/3 carrier market	-	7,079	7,079
Gross profit, excluding Tier 1 carrier market	22,699	7,079	29,778
% of revenues	27.5%	24.4%	26.7%
Tier 1 carrier market	-	8,211	8,211
Total gross profit	22,699	15,290	37,989
% of revenues	27.5%	13.6%	19.5%

Directly allocatable expenses	10,743	7,766	18,509
Segment net profit contribution	$11,956	$7,524	19,480
% of revenues	14.5%	6.7%	10.0%
Corporate support expenses*			13,753
Income before provision for income taxes			$5,727
% of revenues			2.9%

Growth Rates Compared to Prior Year Period:
Revenues
Public carrier, contractor & program manager market	-2.6%		-2.6%
Private system operator & government market	22.6%		22.6%
Commercial dealer & reseller market	12.6%		12.6%
Retailer, dealer agent & Tier 2/3 carrier market	-	-3.7%	-3.7%
Revenues, excluding Tier 1 carrier market	12.7%	-3.7%	7.9%
Tier 1 carrier market		208.9%	208.9%
Total revenues	12.7%	96.8%	49.5%

Gross Profit
Public carrier, contractor & program manager market	1.3%		1.3%
Private system operator & government market	21.6%		21.6%
Commercial dealer & reseller market	19.8%		19.8%
Retailer, dealer agent & Tier 2/3 carrier market		11.2%	11.2%
Gross profit, excluding Tier 1 carrier market	16.6%	11.2%	15.3%
Tier 1 carrier market		81.3%	81.3%
Total gross profit	16.6%	40.3%	25.1%

Directly allocatable expenses	-4.7%	12.5%	1.9%
Segment net profit contribution	45.9%	88.5%	59.9%
Corporate support expenses*			42.6%
Income before provision for income taxes			125.5%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Fiscal Year Ended April 1, 2012
	Commercial Segment	Retail Segment	Total
Revenues
Public carrier, contractor & program manager market.	$73,824	$-	$73,824
Private system operator & government market	129,129	-	129,129
Commercial dealer & reseller market	125,431	-	125,431
Retailer, dealer agent & Tier 2/3 carrier market	-	117,913	117,913
Revenues, excluding Tier 1 carrier market	328,384	117,913	446,297
Tier 1 carrier market	-	287,093	287,093
Total revenues	328,384	405,006	733,390

Gross Profit
Public carrier, contractor & program manager market	17,101	-	17,101
Private system operator & government market	35,860	-	35,860
Commercial dealer & reseller market	35,393	-	35,393
Retailer, dealer agent & Tier 2/3 carrier market	-	26,306	26,306
Gross profit, excluding Tier 1 carrier market	88,354	26,306	114,660
% of revenues	26.9%	22.3%	25.7%
Tier 1 carrier market	-	33,996	33,996
Total gross profit	88,354	60,302	148,656
% of revenues	26.9%	14.9%	20.3%

Directly allocatable expenses	41,490	29,963	71,453
Segment net profit contribution	$46,864	$30,339	77,203
% of revenues	14.3%	7.5%	10.5%
Corporate support expenses*			50,492
Income before provision for income taxes			$26,711
% of revenues			3.6%

Growth Rates Compared to Prior Year Period:
Revenues
Public carrier, contractor & program manager market	-15.2%		-15.2%
Private system operator & government market	19.0%		19.0%
Commercial dealer & reseller market	7.0%		7.0%
Retailer, dealer agent & Tier 2/3 carrier market		7.1%	7.1%
Revenues, excluding Tier 1 carrier market	5.0%	7.1%	5.5%
Tier 1 carrier market		57.4%	57.4%
Total revenues	5.0%	38.5%	21.2%

Gross Profit
Public carrier, contractor & program manager market	-15.1%		-15.1%
Private system operator & government market	23.7%		23.7%
Commercial dealer & reseller market	11.6%		11.6%
Retailer, dealer agent & Tier 2/3 carrier market		14.6%	14.6%
Gross profit, excluding Tier 1 carrier market	9.3%	14.6%	10.5%
Tier 1 carrier market		15.2%	15.2%
Total gross profit	9.3%	15.0%	11.5%

Directly allocatable expenses	-11.9%	-4.8%	-9.1%
Segment net profit contribution	38.9%	44.7%	41.1%
Corporate support expenses*			29.0%
Income before provision for income taxes			71.7%

* Includes corporate overhead, facilities expense, depreciation, interest and company-wide pay-for-performance bonus expense

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands)

	Three months ended April 1, 2012	Fiscal Year ended April 1, 2012
Revenues
Base station infrastructure	$49,701	$196,611
Network systems	17,676	75,150
Installation, test and maintenance	10,319	44,507
Mobile device accessories	117,091	417,122
Total revenues	194,787	733,390

Gross Profit
Base station infrastructure	16,360	61,767
Network systems	4,099	15,817
Installation, test and maintenance	2,710	10,365
Mobile device accessories	14,820	60,707
Total gross profit	37,989	148,656
% of revenues	19.5%	20.3%

Growth Rates Compared to Prior Year Period

Revenues
Base station infrastructure	12.3%	2.1%
Network systems	11.5%	15.3%
Installation, test and maintenance	-11.1%	-3.8%
Mobile device accessories	100.0%	38.5%
Total revenues	49.5%	21.2%

Gross Profit
Base station infrastructure	26.4%	13.3%
Network systems	17.3%	30.6%
Installation, test and maintenance	10.6%	-3.5%
Mobile device accessories	29.2%	8.6%
Total gross profit	25.1%	11.5%

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